 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated February 28, 2022 in the Amendment No. 1 to the Registration Statement (File No. 333-261917) and related Prospectus of Guggenheim Defined Portfolios, Series 2196.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

February 28, 2022